EXHIBIT 99.1

Goldman Sachs BDC, Inc. Reports First Quarter 2018 Financial Results and Announces Quarterly Dividend of $0.45 Per Share

Company Release – May 3, 2018

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (“GS BDC” or the “Company”) (NYSE: GSBD) today announced its financial results for the first quarter ended March 31, 2018 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

QUARTERLY HIGHLIGHTS

◾	Net investment income for the quarter ended March 31, 2018 was $0.47 per share, equating to an annualized net investment income yield on book value of 10.4%;

◾	The Company announced a second quarter dividend of $0.45 per share payable to shareholders of record as of June 29, 2018;[1]

◾	Net asset value per share for the quarter ended March 31, 2018 was stable at $18.10, as compared to $18.09 for the quarter ended December 31, 2017;

◾	New investment commitments and fundings were $67.2 million and $72.7 million, respectively; sales and repayments totaled $78.7 million, resulting in net funded portfolio change of $(6.0) million;[2]

◾	The Senior Credit Fund (“SCF”) produced a 12.0% return on investment to the Company; this investment represents the Company’s largest investment at 7.4% of total investments at fair value;[2,3]

◾	Investments on non-accrual represented 0.0% and 0.1% of the total investments at fair value and amortized cost, respectively;[2] and

◾	Subsequent to quarter-end, following a thorough review of the Small Business Credit Availability Act, the Company and its Board of Directors (the “Board”) have determined that the best course of action is to seek stockholder approval to reduce the Company’s asset coverage requirement at the annual stockholder meeting to be held on June 15, 2018. Accordingly, the Company has filed a proxy statement containing a unanimous recommendation by the Board to approve a proposal that would permit the Company to reduce its asset coverage requirement from 200% to 150%. If the proposal is approved, the base management fee payable to Goldman Sachs Asset Management, L.P. by the Company will be reduced from 1.5% of gross assets to 1.0% of gross assets beginning immediately upon receipt of stockholder approval.[4]

SELECTED FINANCIAL HIGHLIGHTS

(in $ millions, except per share data)	As of March 31, 2018	As of December 31, 2017

Investment portfolio, at fair value[2]	$1,256.7	$1,258.3
Total debt outstanding[5]	530.0	546.3
Net assets	726.7	725.8
Net asset value per share	$18.10	$18.09

	Three Months Ended March 31, 2018	Three Months Ended December 31, 2017

Total investment income	$35.5	$34.2
Net investment income after taxes	18.7	19.0
Net increase in net assets resulting from operations	18.5	12.3

Net investment income per share (basic and diluted)	0.47	0.47
Earnings per share (basic and diluted)	0.46	0.31
Regular distribution per share	0.45	0.45

INVESTMENT ACTIVITY2

During the three months ended March 31, 2018, new investment commitments and fundings were $67.2 million and $72.7 million, respectively. The new investment commitments were across two new portfolio companies and nine existing portfolio companies. The Company had sales and repayments of $78.7 million, comprised of $61.1 million from the full repayment of investments in four portfolio companies, $15.1 million from partial sales and a syndication of an investment in one portfolio company and $2.5 million from scheduled amortization across various portfolio companies.

Summary of Investment Activity for the Three Months Ended March 31, 2018:

	New Investment Commitments		Sales and Repayments

Investment Type	$ Millions	% of Total	$ Millions	% of Total
1st Lien/Senior Secured Debt	$17.2	25.6%	$4.3	5.5%
1st Lien/Last-Out Unitranche	13.0	19.4%	51.4	65.3%
2nd Lien/Senior Secured Debt	34.1	50.8%	20.8	26.5%
Unsecured Debt	1.6	2.3%	-	—%
Preferred Stock	-	—%	-	—%
Common Stock	1.3	1.9%	2.2	2.7%
Investment Funds & Vehicles (SCF)	-	—%	-	—%
Total	$67.2	100.0%	$78.7	100.0%

During the three months ended March 31, 2018, the SCF made new investment commitments and fundings of $44.8 million and $44.0 million, respectively. The new investment commitments were across two new portfolio companies and two existing portfolio companies. The SCF had sales and repayments of $64.2 million, resulting in net funded portfolio change of $(20.2) million during the quarter. As of March 31, 2018, the SCF’s investment portfolio at fair value was $448.8 million. The weighted average yield on the total investment portfolio at amortized cost was 7.6%, as compared to 7.5% as of December 31, 2017.6 The SCF represents the Company’s largest investment at both cost and fair value.

PORTFOLIO SUMMARY2

As of March 31, 2018, the Company’s investment portfolio had an aggregate fair value of $1,256.7 million, comprised of investments in 56 portfolio companies operating across 30 different industries. The investment portfolio on a fair value basis was comprised of 89.3% secured debt investments (52.3% in first lien debt (including 18.9% in first lien/last-out unitranche debt) and 37.0% in second lien debt), 0.4% in unsecured debt, 1.0% in preferred stock, 1.9% in common stock, and 7.4% in the SCF.

Summary of Investment Portfolio as of March 31, 2018:

	Investments at Fair Value

Investment Type	$ Millions	% of Total
1st Lien/Senior Secured Debt	$420.1	33.4%
1st Lien/Last-Out Unitranche	237.7	18.9%
2nd Lien/Senior Secured Debt	464.5	37.0%
Unsecured Debt	5.5	0.4%
Preferred Stock	12.5	1.0%
Common Stock	23.3	1.9%
Senior Credit Fund (contains 96.7% 1st lien debt; 3.3% second lien debt)	93.1	7.4%
Total	$1,256.7	100.0%

As of March 31, 2018, the weighted average yield of the Company’s total debt and income producing investments at amortized cost and fair value was 11.5% and 12.1%, respectively, as compared to 11.0% and 11.6%, respectively, as of December 31, 2017.6 The weighted average yield of the Company’s total investment portfolio at amortized cost and fair value was 11.1% and 11.7%, respectively, as compared to 10.6% and 11.3% respectively, as of December 31, 2017. These quarter-over-quarter increases were primarily driven by a rise in LIBOR.

On a fair value basis, as of March 31, 2018, 96.2% of the Company’s debt investments bore interest at a floating rate.7

As of March 31, 2018, the weighted average net debt/EBITDA of the companies in the Company’s investment portfolio was 5.1x versus 5.3x as of December 31, 2017. The weighted average interest coverage of companies comprising interest-bearing investments in the investment portfolio was 2.3x which was unchanged from the previous quarter. The median EBITDA of the portfolio companies was $39.7 million.8

As of March 31, 2018, investments on non-accrual status represented 0.0% and 0.1% of the total investment portfolio at fair value and amortized cost, respectively.

The Company’s investment in the SCF produced a return of 12.0% at both amortized cost and fair value over the trailing four quarters ended March 31, 2018. The SCF’s investment portfolio had an aggregate fair value of $448.8 million, comprised of investments in 32 portfolio companies operating across 17 different industries. The SCF’s investment portfolio on a fair value basis was comprised of 100.0% secured debt investments (94.6% in first lien debt, 2.1% in a first-out portion of a unitranche loan and 3.3% in second lien debt). All of the investments in the SCF were invested in debt bearing a floating interest rate.

As of March 31, 2018, the weighted average net debt/EBITDA and interest coverage of the companies in the SCF investment portfolio were 4.6x and 2.6x, respectively. The median EBITDA of the SCF’s portfolio companies was $45.7 million. None of the SCF’s investments were on non-accrual status as of March 31, 2018.

RESULTS OF OPERATIONS

Total investment income for the three months ended March 31, 2018 and December 31, 2017 was $35.5 million and $34.2 million, respectively. The increase in investment income over the quarter was primarily driven by higher interest and dividend income and is partially offset by a decline in other income. The $35.5 million of total investment income was comprised of $34.0 million from interest income, original issue discount accretion, payment-in-kind and dividend income, $0.2 million from other income and $1.3 million from prepayment related income.9

Total expenses before taxes for the three months ended March 31, 2018 and December 31, 2017 were $16.5 million and $14.7 million, respectively. The $1.8 million increase in expenses was primarily driven by an increase in incentive fees. The $16.5 million of total expenses were comprised of $5.7 million of interest and credit facility expenses, $9.5 million of management and incentive fees, and $1.3 million of other operating expenses.

Net investment income after taxes for the three months ended March 31, 2018 was $18.7 million, or $0.47 per share, compared with $19.0 million, or $0.47 per share per share for the three months ended December 31, 2017.

During the three months ended March 31, 2018, the Company had net realized and unrealized appreciation of $0.2 million and had provision for taxes on realized gain on investments of $(0.5) million.

Net increase in net assets resulting from operations for the three months ended March 31, 2018 was $18.5 million, or $0.46 per share.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2018, the Company had $530.0 million of total principal amount of debt outstanding, comprised of $415.0 million of outstanding borrowings under its revolving credit facility and $115.0 million of convertible notes. The combined weighted average interest rate on debt outstanding was 3.83% for the three months ended March 31, 2018. As of March 31, 2018, the Company had $280.0 million of availability under its revolving credit facility and $6.9 million in cash and cash equivalents.

The Company’s average and ending debt to equity leverage ratio was 0.72x and 0.73x, respectively, for the three months ended March 31 2018, as compared with 0.70x and 0.75x, respectively, for the three months ended December 31, 2017.10

CONFERENCE CALL

The Company will host an earnings conference call on Friday, May 4, 2018 at 9:00 am Eastern Time. All interested parties are invited to participate in the conference call by dialing (866) 884-8289; international callers should dial +1 (631) 485-4531; conference ID 6384309. All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted. For a slide presentation that the Company may refer to on the earnings conference call, please visit the Investor Resources section of the Company’s website at www.goldmansachsbdc.com. The conference call will be webcast simultaneously on the Company’s website. An archived replay of the call will be available from approximately 12:00 pm Eastern Time on May 4 through June 4. To hear the replay, participants should dial (855) 859-2056; international callers should dial +1 (404) 537-3406; conference ID 6384309. An archived replay will also be available on the Company’s webcast link located on the Investor Resources section of the Company’s website. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com.

ENDNOTES

1 The $0.45 per share dividend is payable on July 16, 2018 to holders of record as of June 29, 2018.

2 The discussion of the investment portfolio of both the Company and the SCF excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.

3 The return on the SCF has been computed based on the net investment income earned by the Company from the SCF for the trailing twelve months ended March 31, 2018, which may include dividend income and loan origination and structuring fees, divided by GS BDC’s average member’s equity at cost and fair value, adjusted for equity contributions. The SCF’s return to the Company was measured at GS BDC’s average member’s equity at cost over the trailing four quarters.

4 Pursuant to the Company’s Investment Management Agreement, the management fee is calculated on the average value of the Company’s gross assets (including assets purchased with borrowed money, but excluding cash and cash equivalents) at the end of the two most recently completed calendar quarters.

5 Total debt outstanding excluding netting of debt issuance costs of $3.5 million and $3.7 million, respectively, as of March 31, 2018 and December 31, 2017.

6 Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual) at amortized cost.

7 The fixed versus floating composition has been calculated as a percentage of performing debt investments, including income producing stock investments. Excluding investments, if any, placed on non-accrual.

8 For a particular portfolio company, EBITDA typically represents net income before net interest expense, income tax expense, depreciation and amortization. The net debt to EBITDA represents the ratio of a portfolio company’s total debt (net of cash) and excluding debt subordinated to the Company’s investment in a portfolio company, to a portfolio company’s EBITDA. The interest coverage ratio represents the ratio of a portfolio company’s EBITDA as a multiple of a portfolio company’s interest expense. Weighted average net debt to EBITDA is weighted based on the fair value of the Company’s debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Weighted average interest coverage is weighted based on the fair value of the Company’s performing debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. Median EBITDA is based on the Company’s debt investments, including the Company’s exposure to underlying debt investments in the SCF and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue. As of March 31, 2018, investments where EBITDA may not be the appropriate measure of credit risk represented 11.1% of total debt investments, including the Company’s investment in the SCF, at fair value. Portfolio company statistics are derived from the most recently available financial statements of each portfolio company as of the respective reported end date. Portfolio company statistics have not been independently verified by us and may reflect a normalized or adjusted amount.

9 Interest income excludes accelerated accretion of upfront loan origination fees and unamortized discounts of $0.8 million. Prepayment related income includes prepayment premiums and accelerated accretion of upfront loan origination fees and unamortized discounts.

10 The average debt to equity leverage ratio has been calculated using the average daily borrowings during the quarter divided by average net assets, adjusted for equity contributions. The ending and average debt to equity leverage ratios exclude unfunded commitments.

Goldman Sachs BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share amounts)

	March 31, 2018 (Unaudited)	December 31, 2017
Assets
Investments, at fair value
Non-controlled/non-affiliated investments (cost of $1,037,572 and $1,053,226, respectively)	$1,034,222	$1,050,179
Non-controlled affiliated investments (cost of $123,289 and $109,528, respectively)	108,244	95,468
Controlled affiliated investments (cost of $116,684 and $114,911, respectively)	114,214	112,666
Investments in affiliated money market fund (cost of $2 and $11,539, respectively)	2	11,539
Cash	6,929	11,606
Receivable for investments sold	4,000	—
Interest and dividends receivable from non-controlled/affiliated investments and non-controlled/non-affiliated investments	9,017	8,302
Dividend receivable from controlled affiliated investments	2,800	2,400
Other income receivable from controlled affiliated investments	—	1,308
Deferred financing costs	6,332	4,847
Deferred offering costs	275	275
Other assets	194	2

Total assets	$1,286,229	$1,298,592

Liabilities
Debt (net of debt issuance costs of $3,507 and $3,724, respectively)	$526,493	$542,526
Interest and other debt expenses payable	2,931	1,688
Management fees payable	4,803	4,647
Incentive fees payable	4,684	3,180
Payable for investments purchased	89	—
Distribution payable	18,070	18,059
Directors’ fees payable	100	—
Accrued offering costs	206	289
Accrued expenses and other liabilities	2,142	2,373

Total liabilities	$559,518	$572,762

Commitments and Contingencies

Net Assets
Preferred stock, par value $0.001 per share (1,000,000 shares authorized, no shares issued and outstanding)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 40,154,489 and 40,130,665 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively)	40	40
Paid-in capital in excess of par	800,436	799,936
Accumulated net realized gain (loss)	(84,222)	(85,451)
Accumulated undistributed net investment income	32,743	32,078
Net unrealized appreciation (depreciation) on investments	(20,865)	(19,352)
Allocated income tax expense	(1,421)	(1,421)

TOTAL NET ASSETS	$726,711	$725,830

TOTAL LIABILITIES AND NET ASSETS	$1,286,229	$1,298,592

Net asset value per share	$18.10	$18.09

Goldman Sachs BDC, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended March 31, 2018	For the three months ended March 31, 2017
Investment Income:
From non-controlled/non-affiliated investments:
Interest income	$29,790	$26,966
Dividend income	—	—
Other income	236	535

Total investment income from non-controlled/non-affiliated investments	30,026	27,501
From non-controlled affiliated investments:
Payment-in-kind	1,941	1,672
Interest income	388	540
Dividend income	7	23
Other income	6	6

Total investment income from non-controlled affiliated investments	2,342	2,241
From controlled affiliated investments:
Payment-in-kind	373	—
Dividend income	2,800	2,450
Other income	—	—

Total investment income from controlled affiliated investments	3,173	2,450

Total investment income	$35,541	$32,192

Expenses:
Interest and other debt expenses	$5,723	$4,512
Management fees	4,803	4,461
Incentive fees	4,684	3,733
Professional fees	670	461
Administration, custodian and transfer agent fees	231	194
Directors’ fees	101	173
Other expenses	309	338

Total expenses	$16,521	$13,872

NET INVESTMENT INCOME (LOSS) BEFORE TAXES	$19,020	$18,320

Excise tax expense	$285	$365

NET INVESTMENT INCOME (LOSS) AFTER TAXES	$18,735	$17,955

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	$1,667	$(168)
Non-controlled affiliated investments	9	—
Net change in unrealized appreciation (depreciation) from:
Non controlled/non-affiliated investments	(303)	(787)
Non-controlled affiliated investments	(985)	(2,864)
Controlled affiliated investments	(225)	429

Net realized and unrealized gains (losses)	$163	$(3,390)

Provision for taxes on realized gains on investments	$(447)	$—

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$18,451	$14,565

Net investment income (loss) per share (basic and diluted)	$0.47	$0.49
Earnings per share (basic and diluted)	$0.46	$0.40
Weighted average shares outstanding	40,150,518	36,340,808
Distributions declared per share	$0.45	$0.45

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important Information For Investors and Stockholders

In connection with the proposal to reduce the Company’s asset coverage limit, the Company has filed a preliminary proxy statement with the SEC. The Company will also file with the SEC a definitive version of the proxy statement that will be sent or provided to stockholders when available. The information contained in the preliminary proxy statement is not complete and may be changed. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the Board’s solicitation of proxies for the meeting because they will contain important information about the proposal. Stockholders are able to obtain copies of the preliminary proxy statement and, once available, will also be able to obtain copies of the definitive proxy statement, without charge, at the SEC’s website at www.sec.gov or by contacting the Company at the contact information below.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.